Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
April 28, 2016	TRADED: Nasdaq

LANCASTER COLONY REPORTS RECORD THIRD QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, April 28 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s third fiscal quarter ended March 31, 2016. Highlights for the quarter are as follows:

•
Net sales increased 9.3% to a record $287.8 million versus $263.4 million last year. Excluding sales contributed by the Flatout® flatbread business acquired on March 13, 2015, net sales increased 6.1%.

•
Higher sales volumes in both the retail and foodservice channels contributed to sales growth. Excluding Flatout®, retail sales gains were driven by our Marzetti® refrigerated dressings, including the Simply Dressed® line, and increased demand for Olive Garden® retail dressings. In the foodservice channel, sales improved on continued growth from national chain restaurants and some successful limited-time-offer programs. Sales to both channels also benefited from higher pricing.

•
Consolidated operating income rose to a third quarter record $43.9 million from $31.2 million on the increased sales volume, higher pricing, lower ingredient and packaging costs, and reduced freight expense. Egg costs, which had been notably higher in the first half of the fiscal year due to the U.S. avian influenza outbreak, dropped significantly in the quarter.

•	Net income was $29.0 million, or $1.06 per diluted share, compared to $20.4 million or $.75 per diluted share last year.

•
The regular quarterly cash dividend was continued at the higher level of $.50 per share set in November 2015. The company’s balance sheet remained debt free on March 31, 2016 with $94.4 million in cash and equivalents.

For the nine months ended March 31, 2016, net sales were up 9.7% to $906.6 million compared to $826.8 million a year ago. Excluding sales contributed by the Flatout® flatbread business, net sales increased 6.2%. Net income for the nine-month period totaled $91.1 million, or $3.32 per diluted share, compared to the prior-year amount of $76.1 million, or $2.78 per diluted share.

MORE. . .

PAGE 2 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

Chairman and CEO John B. Gerlach, Jr. commented, “We were very pleased with the quarter's record sales and earnings performance. Looking ahead to the fourth quarter, we anticipate commodity costs to remain favorable, although lower pricing in the foodservice channel will partially offset the reduced input costs. In addition, we look for our foodservice sales volume to be modestly impacted by our selective rationalization plans now underway in that area of our business. We also expect an increase in our marketing and promotional expenses in support of our retail brands and new product introductions. In the company's path to long-term growth, we will continue to draw upon our strong brand positioning, product development efforts and solid financial condition.”
Conference Call on the Web
The company’s third quarter conference call is scheduled for this morning, April 28, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for another large outbreak of avian influenza in the U.S. and the resulting fluctuations in the cost and availability of egg-based ingredients;

•	our ability to successfully implement our initiative to selectively rationalize business within our foodservice channel;

•	fluctuations in the cost and availability of other raw materials and packaging;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	price and product competition;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

MORE. . .

PAGE 3 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	efficiencies in plant operations;

•	stability of labor relations, including the impact of our contract negotiations with a collective bargaining unit beginning in our fourth fiscal quarter;

•	the outcome of any litigation or arbitration;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	the ability to successfully grow the Flatout business;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	dependence on key personnel and changes in key personnel;

•	changes in financial markets;

•	access to any required financing;

•	changes in estimates in critical accounting judgments; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

# # # #

FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

MORE. . .

PAGE 4 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net sales	$287,765	$263,400	$906,619	$826,798
Cost of sales	214,841	206,775	682,134	634,096
Gross margin	72,924	56,625	224,485	192,702
Selling, general & administrative expenses	28,980	25,417	86,538	76,674
Operating income	43,944	31,208	137,947	116,028
Other, net	125	(138)	42	(177)
Income before income taxes	44,069	31,070	137,989	115,851
Taxes based on income	15,058	10,667	46,839	39,733
Net income	$29,011	$20,403	$91,150	$76,118

Net income per common share: (a)
Basic	$1.06	$0.75	$3.33	$2.78
Diluted	$1.06	$0.75	$3.32	$2.78

Cash dividends per common share	$0.50	$0.46	$6.46	$1.36

Weighted average common shares outstanding:
Basic	27,338	27,303	27,329	27,294
Diluted	27,376	27,330	27,365	27,323

(a)Based on the weighted average number of shares outstanding during each period.

MORE…

PAGE 5 / LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS

LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015

NET SALES - Specialty Foods	$287,765	$263,400	$906,619	$826,798

OPERATING INCOME
Specialty Foods	$46,476	$34,170	$146,866	$124,909
Corporate expenses	(2,532)	(2,962)	(8,919)	(8,881)
Total Operating Income	$43,944	$31,208	$137,947	$116,028

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2016	June 30, 2015
ASSETS
Current assets:
Cash and equivalents	$94,427	$182,202
Receivables – net of allowance for doubtful accounts	70,227	62,437
Total inventories	75,850	77,899
Other current assets (b)	9,540	7,672
Total current assets	250,044	330,210
Net property, plant and equipment	168,810	172,311
Other assets	196,530	199,635
Total assets	$615,384	$702,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,174	$38,823
Accrued liabilities	32,591	35,821
Total current liabilities	71,765	74,644
Other noncurrent liabilities and deferred income taxes (b)	45,128	46,594
Shareholders’ equity	498,491	580,918
Total liabilities and shareholders’ equity	$615,384	$702,156

(b)In December 2015, prior-year balances included in other current assets and other noncurrent liabilities and deferred income taxes were reclassified to reflect the impact of the adoption of new accounting guidance about the presentation of deferred tax assets and liabilities. With the adoption, our net deferred tax liability for all periods presented has been classified as noncurrent. For June 30, 2015, $12.8 million of current deferred tax assets were reclassified to the noncurrent deferred income taxes liability.
# # # #